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In-Depth Interview

9749787

August 15, 2017

Moderator:	Good afternoon, everyone. This is Tom Hirschmann. I’m the head of distribution for Sentinel Investments. Joining me this afternoon is Steve Graziano, President of Touchstone Investments and Ben Alge, AVP of Product Management and Investment Strategy. Ben and Steve will be reviewing the highlights of the proxy that’s been meant out to shareholders, as well as addressing questions we anticipate many of you and your clients might have. Ben and Steve, thank you for joining us and the floor is yours.

Interviewer:	Thank you Tom, and thank you all for joining us in the call this afternoon. We at Touchstone are obviously very excited about the upcoming acquisition. I want to make sure that each of you all have enough information as we approach the acquisition date. To that end, I have the privilege of sitting here with Touchstone’s president, Steve Graziano, and we’d like to conduct a brief Q&A to try and touch on the most frequently asked questions regarding the upcoming acquisition. So without further delay, let’s dive right in.

So Steve, in April, Touchstone advisers and Sentinel Asset Management announced that Touchstone would be acquiring certain assets, relating to Sentinel’s business of providing investment advisory and investment management services to the Sentinel mutual funds. It’s obviously a very big deal for both Touchstone and Sentinel, so if you won’t mind, take a few moments to walk through the nuts and bolts of the acquisition.

Respondent:	I’m delighted, Ben. Thank you, and thank you all for attending. I’m looking forward to answering any questions you have. We’ll have an email site available for you at the end of the call. Just send in any questions and we’ll be happy to respond to them. Let me first say that the purchase agreement calls for nine Sentinel retail funds to be reorganized into either existing a newly created Touchstone funds. Following the reorganizations, Touchstone will advise those funds. Each Sentinel fund share class is proposed to align with Touchstone fund share classes with equal or lower than net expenses when the reorganizations are completed. So, like for like, every share class that’s available on Sentinel will be available here at Touchstone, and it’s very important that you all know that all the fees after the transaction will be equal to lower than they are today.

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Completion of the transaction is obviously subject to customary closing conditions, which included the approval from the Sentinel board, which has transpired and now we’re waiting the approval of shareholders. Proxies were all sent in late July, and the shareholder meeting is scheduled for September 13th. The transaction is expected to be closed sometime in late 2017. So, first and foremost, we encourage you all to encourage your clients to vote the proxy. The board of directors of Sentinel funds recommends that the shareholders of each target fund approve the reorganization of their fund. You can find more information on the transaction on our website which is TouchstoneInvestments.com, by calling us at 800-638-8194 or by emailing us at a specially designated email site at the address of sentinel-touchstone@touchstoneinvestments.com. It’s that website that we’ll be responding to any question you all might have after this call.

Interviewer:	And just to reiterate in case you might miss that. The three sources of information were touchstonesinvestments.com, by phone at 800-638-8194 and by email at Sentinel-Touchstone@touchstoneinvestments.com. Is that correct?

Respondent:	That’s correct.

Interviewer:	Why don’t you tell us a little more about Touchstone? It’s obviously a mutual fund shop that values active management. But what is it that you see making the firm unique?

Respondent:	This acquisition reflects Touchstone’s commitment to the retail marketplace and a commitment to being distinctively active in providing investors with access to best in class, institutional money managers to subadvise our mutual funds. Let me reiterate: our value add is that we hire institutional money managers, expert in their respective asset classes, to manage all of our retail funds. We partner with financial advisors. We only distribute through financial advisors. We’re partnering with them by delivering enhanced product solutions, providing programs and tools to help them cultivate, build and manage their businesses. So, when our wholesales reach out to you, be sure to ask them about the various programs that we make available. We currently offer 35 funds, and those funds are managed by 18 institutional sub-advisors. Fourteen of the 35 funds are four and five-star funds. Twenty one are highly active using the active share measurement, nine are Income Funds and three Alternative Investment Funds. This acquisition will add four new funds to our roster.

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Interviewer:	So you’ve touched on the funds in the Touchstone side a little bit. Which fund will be impacted on the Sentinel side of the equation?

Respondent:	We have five Sentinel funds that will merge into four Touchstone funds with similar investment objectives, strategies, and risks. The Sentinel Small Company Fund and the Sentinel International Equity Funds will be managed by Fort Washington Investment Advisors. It is important to note that the entire team, from Sentinel for the Small Company Fund, and the entire team from international equity fund will be joining Fort Washington and will continue to manage the funds in the same manners they have in the past. There are two additional Sentinel funds, the Common Stock Fund and the Balanced Fund that will be adopted by Touchstone, with Fort Washington Investment Advisors assuming management of the funds as the sub-advisor.

Interviewer:	Okay. Let’s dive into a little more detail in some of these funds specifically. Let’s start with the Sentinel Government Securities Fund and Sentinel Total Return Bond Fund. What exactly is happening with those two?

Respondent:	All right. The Government Securities Fund and the Sentinel Total Return Bond Fund are expected to be reorganized into the existing Touchstone Active Bond Fund. Let me talk about the Touchstone Active Bond Fund. The fund will be sub-advised by Fort Washington Investment Advisors. They are a sister company. They’re in Cincinnati, Ohio. They were founded in 1990. They manage about $45 billion, and as I said, they are a subsidiary of Western & Southern Financial Group, our parent company. The portfolio managers of the Active Bond Fund have an average of 25 years of experience and are supported by the Fixed Income team, consisting of over 25 individuals. Fort Washington has managed the Touchstone Active Bond since 2001. The fund is an intermediate term investment grade bond fund. This process combines a tap down and bottom up evaluation. It actively manages interest risks, credit and securitization opportunities and risk. It takes into consideration economic and market outlooks that drive our sector exposures. Sector expertise provides value in guiding individual security selection. Portfolio risk is actively managed relative to the overall risk budget, and the daily risk manager reports are very important part of our strategy. The fund is diversified across fixed incomes sectors; up to 30% exposure in non-investment grade and up to 20% exposure in non-US debt.

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Interviewer:	Okay. So staying on the fixed income side of the equation, let’s talk about the Sentinel Low Duration Bond Fund.

Respondent:	The Low Duration Bond Fund is expected to be reorganized into the Touchstone Ultra Short Duration Fixed Income Fund, which is also sub-advised by Fort Washington Investment Advisors. The portfolio managers of this fund have an average of 22 years experience and also have full support of a 25 plus person team amongst the Fort Washington Fixed Income team. Fort Washington has managed the fund since October of ’08. Some of the highlights for the fund are these. The fund has a buy and hold bias with a high cash flow emphasis. It focuses on high credit quality issues. Its portfolio is of high credit quality, diversified portfolio of short term securities. Its target duration is under a year. It emphasizes mortgage-backed and asset-backed securities.

Interviewer:	Great. So, let’s head to the largest fund and the one that probably most in the call are familiar with, the Sentinel Common Stock Fund. What’s happening there?

Respondent:	First of all, in case you’re wondering, the fund has a very long and distinguished track record that dates back to the ’30s. That track record will remain with that fund so it has not lost that history. The Sentinel Common Stock Fund is expected to be reorganized into a newly created Touchstone fund that will be managed by Jamie Wilhelm. He’s the managing director and head of public equities at Fort Washington. Jamie has 24 years of portfolio management experience, and is supported by a five-person investment team. His team currently manages the Fort Washington Focused Equity Strategy. He’s been running that since 2007. He’s been running the fund based on that strategy since 2012. Fort Washington began managing this strategy that we call Focused Fund in April of 2012. The Large Cap Focused Equity Strategy, which is the outgrowth of that former fund, was established in 2013, and that will be the basis of the fund that becomes a stock fund is going to be managed in alignment with. That strategy takes a good concentrated portfolio approach, high conviction portfolio. Its distinctive approach is centered on linking valuations barriers to entry. What it does is it seeks to invest in businesses that are trading below what is expected to be the estimate of the company’s intrinsic value, and it focuses on businesses that they believe have a sustainable competitive advantage or a high barrier to entry.

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Interviewer:	Great. Let’s move on now then to the Sentinel Balanced Fund. What would be happening there?

Respondent:	The Sentinel Balanced Fund is expected to be reorganized into a newly created Touchstone fund that’s sub-advised by Fort Washington. The strategy leverages Fort Washington’s capabilities across the entire fixed income spectrum and public equities spectrum. It employs explicit measures of valuation. That’s its value proposition. So, explicit measures of valuation and risk applied across asset classes and translated into common denominators and also uses a top-down management approach to asset allocation and a bottom-up approach to fundamental analysis.

Interviewer:	Okay. Let’s move on next then to the Sentinel Multi Asset Income Fund.

Respondent:	The Sentinel Multi Asset Income Fund is expected to be reorganized into the Touchstone Flexible Income Fund, sub-advised by Cleararc Capital. Cleararc was founded in 1974 and manages $7 billion of assets. It’s also a wholly owned subsidiary of Fifth Third Bank. The fund investment team has more than 20 years of average experience. What the fund seeks to do, from a diversified portfolio, is focus on quality and looks for income beyond traditional bonds by seeking opportunities across a variety of asset classes, countries and capital structures. It really is a great compliment to several asset classes because it explicitly seeks low correlation to traditional asset classes. It combines portfolio holdings that move independently over time. It limits exposure to high yield. It is a multi-sector fund but it limits exposure to high yields, emerging market’s debt and equities. Today, as June 30th, the fund is primarily invested in investment grade bonds and preferred securities. Its current SEC yield is 2.72%.

Interviewer:	Okay. One of the more unique strategies or niche strategies, if you will, the Sentinel Sustainable Core Opportunities Fund, will that be moving or is it still sustainable strategy?

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Respondent:	This is an exciting opportunity for us. The Sentinel Sustainable Core Opportunities Fund is expected to be reorganized into the existing Touchstone Sustainability and Impact Equity Fund. That fund is sub-advised by Rockefeller & Co. It’s a New York-based firm that was established in 1882. Its asset management entity was founded in 1979. The fund manages $6.1 billion. The fund’s investment team has more than 25 years of average experience. Rockefeller began managing the Touchstone Sustainability Impact Fund in May of ’15. It seeks to invest in opportunities unconstrained by geography. Financial analysis is integrated with sustainability and impact analysis in an effort to invest in companies that has sustainable competitive advantages, but not at the expense of solid total return. It’s a very important distinction. The fundamental analysis seeks to identify US and non-US companies which appear to have compelling valuations relative to the growth prospects over a three to five year time horizon. It employs a research-based and disciplined ESG approach to investing, combined with engagement designed to encourage company management to improve business practices for the benefit of all stakeholders. The major ESG dimensions are governance, products and services, work place issues, environment, community, and human rights. Today, the portfolio has 69 holdings as of June 30th. It has an 89% active share. Fifty percent are in US stocks, 40% are in non-US developed market stocks, 8% in EM stocks and 2% in cash.

Interviewer:	Great. So you touched on the last two funds in the acquisition earlier. But just to reiterate, what, if anything, will be changing with the Sentinel Small Company Fund and the Sentinel International Equity Fund?

Respondent:	The Sentinel Small Company Fund and the Sentinel International Equity Fund PMs and analysts will join Fort Washington, and as I mentioned it earlier, they will continue to run the funds in the same manner as when they were members of the Sentinel fund. Let’s talk a bit about the Sentinel Small Company Fund. The portfolio manager has over 19 years of industry experience. He began running the fund in 2013. We’re delighted to have them join our sister company. They are supported by a highly experience analyst team with extensive across multiple market cycles. They employ a traditional value approach applied to growth companies, which means that they use quantitative screens to narrow the universe to those that of that are inexpensive companies, and they use the fundamental research to identify the catalyst that will be the inflection points. The PM team is benchmark aware, but builds portfolios in a bottom-up basis. They’re not wed to benchmarks. Their sector positioning reflect that of a growth styled, biased. They have very high active share, a high conviction portfolio which makes it a very good fit for the Touchstone fund family. The same is true for the International Equity Fund. Here again, the portfolio manager has 25 years of industry experience. He began running the fund in 2013. He is supported by an experienced analyst team with extensive non-US equity investing experience. The fund invests in companies across all capitalizations. Its process seeks to identify businesses with high returns on capital and growing cash flow generation. The portfolio manager prefers less cyclical companies and the result is that of high active share and high conviction. I might also note that the small company management team will have a five-year record in spring of next year.

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Interviewer:	We’ve touched now the funds being impacted. I’m sure with all the changes associated with the acquisition, there are a lot of folks out there that are concerned about the capital gains and turn over in the portfolios. Is that something Touchstone is cognizant of, in executing a transaction of this magnitude?

Respondent:	We are always cognizant of the tax implications and we are managing that to that end. It’s awfully hard to say at this stage of the game what the capital gain exposure will be in December. We will be announcing estimates in October. We have taken steps towards mitigating this by taking a deliberate approach to converting the portfolios and not doing it in one fell swoop. We are managing that transition across two fiscal years, and we’re taking other steps that are available to us, to mitigate whatever capital gain exposures we experience. So, I would say the best thing to do in this case is to sit tight, vote the proxies, and in October, you’ll have a better sense well before the capital gains are recorded.

Interviewer:	That’s good to hear, Steve. Well, a lot of really exciting stuff going on, any final comments before we part?

Respondent:	We hope all of you on the call will continue to use Touchstone’s distinctively active product offerings to help meet your client needs. The strategy is that we are retaining perfectly into our line up, and I encourage you to take a look at our other products. We have a very impressive array of sub-advisors and funds. Touchstone has a distinguished team of investment strategy specialists, regional VPs, and regional sales specialists that can provide you with business building ideas to help enhance your practice, and develop your book of business. So I encourage you to welcome them when they give you a call, and take the time to learn more about our value proposition and how we can help you build your businesses. Our team will be reaching out to you during the course of the proxies, so look forward to that. Feel free to call us, 800-638-8194. You can always find more information on the transaction and about Touchstone at TouchstoneInvestments.com. There is a microsite that was built for this transaction. You’ll see videos of the managers explaining the strategy and in comparisons of the funds that are being merged into Touchstone funds to see if there are any demonstrable differences, which I assure there are not. Lastly, if those two sources don’t meet your needs, please feel free to email us at sentinel-touchstone@touchstoneinvestments.com, and we will be happy to respond to your questions.

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Interviewer:	Great. Well thank you very much for your time, Steve. Thank you all for your time on the call. As Steve mentioned, if there are further questions, please feel free to contact us, and we look forward to working with you all again in the future. Thank you.

Respondent:	Thank you, and you all have a nice day.

- End of Recording -

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